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Media Contact:
Eve Callahan
evecallahan@umpquabank.com
503-727-4188

UMPQUA HOLDINGS ANNOUNCES INTERNATIONAL INNOVATION COLLABORATION WITH UNITED KINGDOM’S NATIONWIDE BUILDING SOCIETY

Portland, Ore. – June 8, 2016 – Umpqua Holdings Corporation today announced a new collaboration project between its subsidiary, Pivotus Ventures, and the UK’s Nationwide Building Society. The arrangement with Nationwide, the world’s largest building society with more than $290 billion in assets, adds international scope, resources and customer insight to the Pivotus innovation studio in Silicon Valley.

The collaboration is an important next step in Umpqua’s broader strategy in forming Pivotus, which is focused on leading the way in innovation by bringing together some of the best thinking in the world to develop new digital banking propositions that transform the customer experience.

Both Umpqua and Nationwide approach innovation through a shared focus on customer experience. As a mutual, Nationwide is owned by and run for the benefit of its 15 million customers and members. Umpqua Bank, the West coast’s largest community bank, has embedded corporate responsibility and customer experience within its culture to ensure that those values are reflected at every stage of the organization’s business decisions.

“Like Umpqua, Nationwide Building Society is focused on creating a differentiated customer experience and recognizes the increasingly important role technology plays in bringing that to life,” said Ray Davis, president and CEO of Umpqua Holdings Corporation. “Through strategic collaborations like this, Pivotus is able to tap the agility and customer experience of companies like Umpqua Bank and Nationwide to create a banking experience for the future that builds value for customers and communities. We’re very pleased to begin working with Nationwide and look forward to the potential for additional collaborators in the future.”

Umpqua Bank is known internationally for reinventing retail banking and for its innovative customer experience. In 1995, Umpqua introduced its bank store model, the first piece in its strategy to create a customer-centric financial services organization. In addition to a full suite of mobile and digital customer tools, Umpqua has continued to reinvent the customer banking experience with innovations including:

◦	App Walls: These large-format interactive touchscreens in Umpqua locations feature bank products and services as well as a collection of in-house and curated mobile apps.

◦	The President’s Phone: To provide customers with a direct connection to leadership all Umpqua stores include a phone that connects directly to the CEO’s desk.

◦	Local Spotlight: Umpqua makes its commitment to small businesses real by showcasing and selling products from local companies, and returning all proceeds directly to those businesses.

“We’re living through a period of unprecedented technological change that’s transforming how people live, work, shop and bank,” said Tony Prestedge, COO of Nationwide Building Society. “As a member owned organization, Nationwide is excited to work with Umpqua and Pivotus to create new digital experiences that will engage and inspire customers well into the future. Our focus on innovation is driven by evolving customer needs and the emphasis on providing customer choice, so customers can manage their money where, when and how they want. Digital developments provide the opportunity for Nationwide to offer even greater access and convenience to customers as we focus on the next generation of online and mobile services to complement traditional face to face interactions.”

This collaboration project is the latest in a history of world class, customer-centric innovations from Nationwide. In 2014, Nationwide became the first high street provider in the UK to offer 24/7 customer service on social media with its @asknationwide Twitter Team, became the first financial services provider in the UK to offer a wearable banking app which was rolled out to Apple Watch during the Summer of 2015 and in 1997 was the first to offer an Internet bank in the UK.

About Umpqua Holdings Corporation
Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions.  Umpqua Bank has locations across Idaho, Washington, Oregon, California and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon.  Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services.  Umpqua Holdings Corporation is headquartered in Portland, Oregon.  For more information, visit www.umpquaholdingscorp.com.

About Nationwide Building Society
Nationwide is the world's largest building society as well as one of the largest savings providers and a top-three provider of mortgages in the UK. It is also a major provider of current accounts, credit cards, ISAs and personal loans. Nationwide has around 15 million customers.

Customers can manage their finances in a branch, via the mobile app, on the telephone, internet and post. The Society has around 17,000 employees. Nationwide's head office is in Swindon with administration centres based in Northampton, Bournemouth and Dunfermline. The Society also has a number of call centres across the UK. For more information, visit www.nationwide.co.uk.

About Pivotus Ventures
Pivotus Ventures, a subsidiary of Umpqua Holdings Corporation, is an innovation studio chartered with imagining and creating key technologies and business models that transform finance and commerce. Pivotus was founded with a goal of combining the power of the start-up model with the direct access to capital, customers and infrastructure available only within established financial services institutions.

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